EXHIBIT 99.1

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Press Contact:                                         Investor Contact:
Jim Burke                                              Ed Bisno
Edelman Worldwide                                      Edelman Worldwide
+1 407-251-1883                                        +1 212 704-8212
jim_burke@edelman.com                                  ed_bisno@edelman.com

Company Contact:
Gary Pacilio
+1 321-953-6609
gpacilio@aircom.com

For Immediate Release
October 23, 2000

                  AirNet Reports Record Third-Quarter Revenues
    - Announces International Expansion With Successes In Africa And China -

     MELBOURNE, Florida - AirNet Communications Corporation (NASDAQ: ANCC) today reported record revenues for the third quarter and nine-month period ending September 30, 2000, and announced several major new global opportunities in Africa and China.

Third Quarter and Nine-Month Results

     Net revenues for the third quarter grew 103 percent to $13.6 million, compared with $6.7 million in the third quarter of fiscal 1999. As expected, the company reported an operating loss due to continued investment in product development and sales and marketing as the company continued to penetrate new markets. The company's operating loss was $6.6 million, versus $2.7 million in the prior year's third quarter.

     The third quarter net loss attributable to common shareholders was $5.2 million, or $0.22 per fully diluted share, compared with $16.1 million, or $36.27 per fully diluted share, during the same period last year. Per share amounts were based on 23.7 million weighted average shares in this year's third quarter, compared to 0.4 million weighted shares in the 1999 third quarter.

     Net revenues for the nine-month period ending September 30, 2000 grew 160 percent to $28.9 million, from $11.1 during the first nine months of fiscal 1999. The operating loss for the nine-month period was $21.3 million, compared to $11.4 million for the same period last year. The net loss attributable to common shareholders for the nine-month period was $17.4 million, or $0.74 per fully diluted share, versus $28.1 million or $70.95 per fully diluted share. Per share amounts were based on 23.5 million weighted average shares for the nine months ended September 30, 2000, compared to 0.4 million weighted shares in the same period last year.

     Commenting on the results, Lee Hamilton, president and chief executive officer, stated, "AirNet's products continued to gain momentum both internationally as well as domestically. This is evident by our growing customer base and recent penetration into key GSM markets."

AirNet Continues To Gain Global Momentum

     In addition to its third quarter results, AirNet announced several major new global opportunities, including; a marketing and distribution agreement with a large Chinese telecommunications manufacturer; a $32.5 million order from a wireless operator in Africa; and its first demonstration agreement in the fast growing Middle East market.

AirNet Enters Chinese Markets

     AirNet announced a marketing and distribution agreement with Great Dragon Telecom/Snow City of Beijing to market and distribute AirNet's products in China. GDT is a government-owned operation with annual sales of more than US$500 million. Snow City is GDT's private distribution arm. GDT/Snow City will assist AirNet in obtaining a network entry license to market under AirNet's brand name, and then begin marketing and distributing the products. This agreement gives AirNet access and distribution in China and, since the product will be distributed under the AirNet name, helps build AirNet's brand awareness in this large market.

     China is the world's largest user of GSM technology, with more than 50 million subscribers. With more than 1.3 billion people, it is also generally acknowledged as the largest GSM market opportunity, with demand for wireless service constantly increasing faster than systems can be built.

     "We are especially pleased to announce this strategic partnership with GDT/Snow City. This agreement gives us immediate market access and distribution capability in China, and marks a key milestone in our growth progress," said Mr. Hamilton. "As our products are distributed throughout China under the AirNet brand, this agreement will create an opportunity for us to grow awareness of our award winning technology, and at the same time, increase brand awareness in a rapidly growing GSM market."

Mid East Demonstration

     AirNet announced it will also conduct its first system demonstration in the rapidly growing Middle East market. The demonstration represents the company's first opportunity to show that its products interoperate with the widely deployed Siemen's switch.

     The demonstration, being conducted with an existing GSM operator in the Middle East, is scheduled to begin later this year, and be completed in early 2001. The operator in the region has licenses throughout the region with over 300,000 subscribers and high growth potential.

     The demonstration will include its broadband, software-defined AdaptaCell BTSs, the AirSite(R) Backhaul Free Base Stations(TM) and associated common equipment. One of the major advantages for the operator is AirNet's ability to deploy a network using its AirSite products, which carry wireless voice and data signals back to the wireline network without a physical communications link - usually a digital T1/E1 phone line. This greatly reduces the time and cost involved in installing and operating the network.

     "The Middle East is a significant growth opportunity for AirNet. Moreover, it has geographical issues, like other emerging markets, that make landlines and traditional wireless base stations impractical," added Mr. Hamilton. "This demonstration opens up the Middle East market for AirNet products, and highlights our lowest cost of coverage solution to operators trying to build out their networks.

     "Additionally, connecting to a Siemens switch adds to our list of major, third-party equipment that our base stations can be bolted onto - opening up new opportunities with other customers with these popular switches," he added.

Further Expansion on the African Continent

     AirNet has also announced today that it has been awarded new orders valued at $32.5 million from a major wireless operator in Africa. The contract, for which AirNet will facilitate financing, will provide the operator with AirNet's full suite of software upgradeable products, enabling new services and broader coverage.

     AirNet expects shipments to this operator to take place beginning in the fourth quarter of 2000 and continue through the second quarter of 2001.

     "This customer chose AirNet because our broadband, software-defined base stations provide them with the solution to provide a wide range of services now, and a software path to the wireless Internet," Mr. Hamilton explained.

Legal Action Against Lucent Technologies

     After successfully completing the deployment of the Carolina PCS Phase I contract earlier this year, Carolina PCS rewarded AirNet with approximately $10M in Phase II purchase orders that were to be deployed in the second and third quarter of 2000. Despite properly performing under the contract, Lucent Technologies, with full awareness of the existence of the contract and purchase orders, has induced Carolina PCS to purportedly cancel all Phase II purchase orders for AirNet products. Consistent with the company's rights in the purchase agreement, AirNet has disputed Carolina's right to cancel these purchase orders.

     AirNet has filed a lawsuit against Lucent alleging Lucent tortuously interfered with AirNet's purchase contracts and is seeking injunctive relief and damages. Despite the loss of revenue associated with the cancellation of the Phase II purchase orders, AirNet has exceeded its goal for the third quarter. The company continues to broaden its customer base, as evidenced by recent announcements relating to domestic and international opportunities. About AirNet Communications Corporation.

     AirNet Communications Corporation provides wireless base stations and other telecommunications equipment designed to allow service operators to cost-effectively offer simultaneous wireless high-speed Internet and voice services to mobile subscribers. The Company's AdaptaCell(TM) base station incorporates a patented radio architecture that is designed to enable operators to offer these services by upgrading base station software rather than deploying new base station hardware. The Company's AirSite Backhaul Free Base Station carries wireless voice and data signals back to the wireline network without a physical communications link - usually a digital T1 phone line. As a result, an operator's fixed network operating costs may decrease substantially.

     AirNet Communications Corporation's award winning wireless base station products, based on over 60 patents either issued or filed, provide a cost effective, future proof solution for wireless operators as they deploy and expand their networks. AirNet's patented broadband, software-defined AdaptaCell base station provides a high capacity base station with a software upgrade path to the wireless Internet.

     The patented technology of the AdaptaCell product means no more time consuming and expensive hardware upgrades - the wireless Internet is only a software upgrade away. And, with software control, AirNet lets operators support multiple protocols simultaneously avoiding costly overlays.

     The AirSite Backhaul Free Base Station has award-winning architecture that eliminates the need for a physical backhaul link, thus reducing operating costs. AirNet base station products won the prestigious "GSM World Award" for technical innovation for AdaptaCell software upgrade to the wireless Internet and for AirSite's revolutionary wireless backhaul capability. AirNet is a wireless base station technology leader. AirNet can be contacted in the U.S. at 321-984-1990 or visit us at www.airnetcom.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

     The statements contained in this press release that are not historical information are forward-looking statements that relate to future events or our future financial performance, including statements regarding our expectations, beliefs, plans, estimates, intentions or strategies for the future. Forward looking statements include statements regarding the transition and evolution to high-speed data and wireless Internet services, future sales to customers and customer deployment plans. All forward-looking statements included in this release are based upon information available to AirNet Communications Corporation as of the date hereof and we assume no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause our actual results to differ materially from those projected. Potential risks and uncertainties include, but are not limited to, our historical and future losses, our limited operating history, and fluctuations in our quarterly revenues and operating results. These and other risks are discussed in Company filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

AirNet(R) and AirSite(R) are registered trademarks with the U.S. Patent and Trademark Office. AdaptaCell(TM), Backhaul Free Base Station(TM), and We're Ready for Anything(TM) are trademarks of AirNet Communications Corporation. Other names are registered trademarks or trademarks of their respective companies or organizations.

                                      # # #


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                                                                  AIRNET COMMUNICATIONS CORPORATION
                                                               CONDENSED STATEMENTS OF OPERATIONS
                                                                 (In thousands, except per share data)


                                                           THREE MONTHS ENDED                       NINE MONTHS ENDED
                                                 SEPTEMBER 30, 2000 SEPTEMBER 30, 1999    SEPTEMBER 30, 2000 SEPTEMBER 30, 1999
                                                 -------------------------------------    -------------------------------------
                                                           (UNAUDITED)                         (UNAUDITED)    (UNAUDITED)

Net revenues                                      $  13,597      $      6,704                   $  28,850      $ 11,077
Cost of revenues                                      8,639             4,172                      18,520         7,084
                                                  ---------      ------------                   ---------      --------

Gross profit                                          4,958             2,532                      10,330         3,993

Operating expenses:
     Research and development                         7,395             3,382                      20,388        10,576
     Sales and marketing                              2,666               985                       7,230         2,741
     General and administrative                       1,367               761                       3,654         1,903
     Stock-based compensation                           109                91                         327           211

                                                  ---------      ------------                   ---------      --------
           Total costs and expenses                  11,537             5,219                      31,599        15,431
                                                  ---------      ------------                   ---------      --------

Loss from operations                                 (6,579)           (2,687)                    (21,269)      (11,438)
Other income, net                                     1,363                11                       3,826          105
                                                  ---------      ------------                   ---------     ---------

Net loss                                          $  (5,216)     $     (2,676)                  $ (17,443)     $(11,333)

Preferred dividends (1)                                --               1,699                          --         5,097
Series G Preferred Deemed Dividend (1)                                 11,716                                    11,716
                                                  ---------      ------------                   ---------      --------

Net loss attributable to common stockholder          (5,216)     $    (16,091)                  $ (17,443)    $ (28,146)
                                                  =========      =============                 ==========     ==========

Net loss per share attributable to common
     stockholders-basic and diluted               $   (0.22)     $    (36.27)                   $   (0.74)     $ (70.95)

Weighted average shares used in calculating
     basic and diluted loss per common share     23,669,169          443,622                   23,528,820        396,719


(1)  All accumulated dividends were cancelled when the Company closed on its initial public offering in December 1999.
     This is a non-cash item

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                                                                  AIRNET COMMUNICATIONS CORPORATION
                                                                        CONDENSED BALANCE SHEETS
                                                                            (In thousands)

                                                                          UNAUDITED                         AUDITED
                                                                      SEPTEMBER 30, 2000               DECEMBER 31, 1999
                                                                  ---------------------------     -----------------------------

Assets
        Cash and cash equivalents                                           $ 52,695                      $ 100,423
        Accounts receivable, net                                              13,732                         10,122
        Notes receivable                                                       9,015                              -
        Inventories                                                           29,967                         15,978
        Other                                                                  1,543                            500
                                                                  ---------------------------     -----------------------------

                     Total Current Assets                                    106,952                        127,023

        Property and equipment, net                                            7,297                          3,968
        Long term notes receivable                                             1,712                              -
        Other long-term assets                                                   400                             22

                                                                  ---------------------------     -----------------------------
                     Total asset                                           $ 116,361                      $ 131,013
                                                                  ===========================     =============================

Liabilities and Stockholders' Equity
        Accounts payable                                                    $ 11,012                        $ 6,464
        Accrued expenses                                                       3,301                          2,101
        Current portion of capital lease obligations                             144                            540
        Customer deposits                                                      2,127                          5,234
        Deferred revenues                                                      7,635                          8,209
                                                                  ---------------------------     -----------------------------

                     Total current liabilities                                24,219                         22,548

        Capital lease obligations                                                430                            202
        Stockholders' equity                                                  91,712                        108,263

                                                                  ---------------------------     -----------------------------
                     Total liabilities and stockholders' equity            $ 116,361                      $ 131,013
                                                                  ===========================     =============================

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